Exhibit 10.15
RIGHT OF FIRST OFFER AGREEMENT
This Right of First Offer Agreement (“Agreement”) is made and entered into, and is effective as of February 16, 2006, by and among:
on one side:
INTERNATIONAL FARMLAND HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware, with its principal place of business in the city of New York, New York, U.S.A., at 888 Seventh Avenue (“IFH LLC”) and ADECO BRASIL PARTICIPAÇÕES LTDA., a limited liability company organized under the laws of Brazil, with its principal place of business in the city of São Paulo, state of São Paulo, at Rua São Joaquim 249, Loja 13, enrolled with the general taxpayers’ roll CNPJ/MF under no. 07.835.579/0001-51 (“ADECO”) (IFH LLC and ADECO hereinafter jointly referred to as “IFH”); and
on the other side:
MARCELO WEYLAND BARBOSA VIEIRA, Brazilian, married, engineer, bearer of identity card no. M-6.219.870 issued by SSP/MG, enrolled with the individual taxpayers’ roll CPF/MF under no. 192.308.506-91, resident at Fazenda Monte Alegre, city of Monte Belo, state of Minas Gerais (“Marcelo”); PAULO ALBERT WEYLAND VIEIRA, Brazilian, single, lawyer, bearer of identity card no. 69.670 issued by OAB/RJ, enrolled with the individual taxpayers’ roll CPF/MF under no. 878.412.827-53, resident at Av. Presidente Wilson 231, 18th floor, city of Rio de Janeiro, state of Rio de Janeiro (“Paulo”); MÁRIO JORGE DE LEMOS VIEIRA, Brazilian, married, agrobusinessman, bearer of identity card no. 02.609.892-1 issued by IFP/RJ, enrolled with the individual taxpayers’ roll CPF/MF under no. 335.832.507-53, resident at Fazenda Campinho da Braúna, city of Alfenas, state of Minas Gerais (“Mário”); CORINA DE ALMEIDA LEITE, Brazilian, married, agrobusinessman, bearer of identity card no. 12.521.599 issued by SSP/SP, enrolled with the individual taxpayers’ roll CPF/MF under no. 519.057.876-34, resident at

Av. Brigadeiro Faria Lima 1416, 10th floor, Torre Sul, city of São Paulo, state of São Paulo (“Corina”), (Marcelo, Paulo, Mário, and Corina hereinafter individually referred to as “UMA Member” and jointly as “UMA Members”);
IFH and the UMA Members individually referred to as “Party” and jointly as “Parties”;
All references to defined terms which are not defined herein shall have the meaning ascribed to them in the Second Amended and Restated Limited Liability Company Agreement of IFH LLC (the “LLC Agreement”).
W I T N E S S E T H
WHEREAS, IFH has acquired all shares issued by Usina Monte Alegre S.A. (“UMA”), a company organized under the laws of Brazil, held by the UMA Members, and therefore IFH has issued units of membership interest to the UMA Members pursuant to (i) the Unit Issuance Agreement, dated as of February 16, 2006; and to (ii) the LLC Agreement, dated as of February 16, 2006, pursuant to which the UMA Members have been admitted as members of IFH;
WHEREAS, the Parties intend to set forth the terms and conditions under which IFH agrees to grant the UMA Members a right of first offer to acquire the shares of UMA, or all or substantially all of the assets of UMA, or the real property or plot of land where the commercial offices of UMA is currently located and which is currently subject to a right-of-way and easement agreement granted to Mário, Corina, Alfenas Agrícola Ltda. and others pursuant to the “Instrumento Particular de Promessa de Constituição de Servidão de Passagem” of even date herewith (such real property or plot of land being herein designated as the “Real Estate”);
NOW, THEREFORE, the Parties hereto agree as follows:

1. In the event that IFH intends to sell or proposes to offer, sell, assign, transfer or transmit, in any way, directly or indirectly, (“Transfer”) all or part of the shares issued by UMA or all or substantially all of UMA’s assets or the Real Estate (jointly or individually, the “Offered Assets”), IFH shall previously make a written offering of all of such Offered Assets to the UMA Members, in accordance with the following provisions:
(i)	Delivery of Transfer Notice. IFH shall deliver by fax, courier service or in person a written notice (the “Transfer Notice”) to the UMA Members prior to any Transfer of Offered Assets to any third parties stating (a) IFH’s bona fide intention to Transfer the Offered Assets; and (b) the number, type and class of Offered Assets to be transferred.

(ii)	Rights of the UMA Member Upon Receipt of First Offer Notice. The UMA Members, jointly or individually, shall have the right, exercisable by written notice (the “First Offer Notice”) given to IFH within sixty (60) days of the receipt of the Transfer Notice (the “Option Period”): (a) to agree to acquire all (but not less than all) the Offered Assets, presenting the terms upon which they propose to acquire such Offered Assets, including the price to be paid for such Offered Assets (the “First Offer Price”): or (b) to agree that IFH may Transfer all the Offered Assets to a person acting bona fide and at arm’s length with IFH (a “Third Party”) in terms not less favorable to IFH than those stated in the First Offer Notice and in no event in more favorable conditions to the Third Party, in any respect, than such terms, being agreed that any Transfer of the Offered Assets to a Third Party for a price less than 5% higher than the First Offer Price shall be deemed less favorable to IFH than the terms stated in the First Offer Notice. If no First Offer Notice is given by any UMA Member within the Option Period, then IFH is deemed to have been given the notice referred to in item (b) above.
2. Completion of Transfer to the UMA Member. If the UMA Members give the notice referred to in item 1 (ii) (a) hereof, IFH shall notify the UMA Members in writing (the

“Response Notice”) within ninety (90) days of the receipt of the First Offer Notice (the “Response Period”) informing the UMA Members of the IFH’s decision to: (a) Transfer the Offered Assets to the UMA Members upon the terms proposed in the First Offer Notice; or (b) Transfer the Offered Assets to a Third Party upon the conditions mentioned in item 1 (ii) (b) above, in which case IFH shall disclose all relevant terms and conditions of the proposed transaction with the Third Party. If no response is given by the IFH to the UMA Members within the Response Period, then the Transfer Notice is cancelled and the provisions of item 1 will again apply to any proposed Transfer of Offered Assets. Should IFH give the notice referred to in item 2 (a) above, the Transfer of the Offered Assets to the UMA Members shall be consummated within one hundred and twenty (120) days from the date that the relevant Response Notice was provided.
3. Completion of Transfer to the Third Party. If IFH gives the notice referred to in item 2 (b) above or the UMA Members give the notice referred to in item 1 (ii) above, then IFH is entitled to Transfer all (but not less than all) of the Offered Assets to a Third Party, for a period of one hundred and twenty (120) days (a) from the date that the relevant Response Notice was provided or, as the case may be, (b) from the date that the relevant First Offer Notice was provided or after the expiry of the Option Period, whichever occurs first. If the Transfer to the Third Party is not consummated within the 120-day period established herein, then the provisions of item 1 will again apply to any proposed Transfer of Offered Assets and so on from time to time. If IFH enters into an agreement to Transfer the Offered Assets with a Third Party, IFH shall promptly send a copy thereof, and of any related or collateral agreements, to the UMA Members.
4. Permitted Transfer. The restrictions on the Transfer of the Offered Assets set forth in this Agreement shall not apply to any Transfer to Affiliates of IFH, provided that such Affiliates expressly agree to be bound to the terms of this Agreement.
5. Validity of the Transfer. Any Transfer of Offered Assets which does not comply with the provisions set forth herein shall be null and void, and IFH shall refrain from registering or causing to be registered any such Transfer in UMA’s corporate books or other relevant register.
6. Audited balance sheets. IFH agrees to, within one hundred and twenty (120) days of the end of each UMA’s fiscal year, furnish to each UMA Member a copy of the audited balance sheet of UMA.
7. Registration in corporate book. Upon execution of this Agreement, IFH shall cause UMA to record the right of first offer established herein in UMA’s shares registry book (livro de registro de ações nominativas).
8. Successors. The rights established herein may be exercised by the UMA members themselves, jointly or individually, or by any of their permitted Affiliates, assignees, successors or heirs. This Agreement shall be binding upon the Parties and their successors and permitted assignees. Notwithstanding any assignment or transfer of this Agreement, including by operation of law, IFH LLC shall be liable for the all obligations assumed hereunder by IFH or by any Affiliates or assignees thereof.
9. Validity of the Right of First Offer. The rights granted to each of the UMA Members, their permitted Affiliates, assignees, successors or heirs under this Agreement shall only be in effect for as long as such UMA Member, their permitted Affiliates, assignees, successors or heirs continue to hold an equity interest in IFH or any of its Affiliates. The cessation of the rights of any UMA Member under this Agreement pursuant to this item 9 shall not affect the rights of the other UMA Members, which shall survive in relation to each other UMA Member as long as such UMA Member remains holding its respective equity interest in IFH.
10. Governing Law. This Agreement shall be governed and construed in all respects, including as to validity, interpretation and effect, by the laws of Brazil.

11. Arbitration. Any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this Agreement, including any question regarding its existence, validity, enforcement, performance, legal interpretation or termination, shall be referred to and finally resolved by arbitration. The arbitration shall be instituted and held in accordance with the rules of the Brazil-Canada Chamber of Commerce (Câmara de Comércio Brasil-Canadá; the “CCBC”) (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 10. The administration and correct conduct of the arbitration proceedings shall be incumbent upon the CCBC. The number of arbitrators shall be three (3), with one (1) arbitrator appointed by the claimant(s), one (1) arbitrator appointed by defendant(s). The arbitrators appointed by the Parties, on their turn, shall choose a third arbitrator among the members of the Panel of Arbitrators of the CCBC, who shall preside over the Arbitration Tribunal.
11.1. Procedural Matters. The legal place of arbitration shall be in the city of São Paulo, state of São Paulo, Brazil, where the arbitration award shall be rendered. The language to be used in the arbitral proceedings shall be Portuguese. The governing Law of this Agreement shall be as specified in Section 10 above and the procedural aspects of the arbitration shall be governed by the Rules. Notwithstanding the foregoing, each Party shall (i) provide to the other Party, reasonably in advance of any hearing, copies of all documents which such Party intends to present in such hearing, (ii) be allowed to conduct reasonable discovery through written document requests and depositions of any employees, senior officers or service providers of the other Party, the nature and extent of which discovery shall be determined by the arbitration tribunal taking into account the needs of the Parties hereto and the purposes of arbitration to make discovery expeditious and cost effective, and (iii) be entitled to make an oral presentation to the arbitration tribunal.
11.2. Consolidation. In order to facilitate the comprehensive resolution of related Disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto relating to this Agreement. The arbitrators shall not consolidate such arbitrations unless they determine that (i) there are issues of fact or Law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise. In the event of conflicting awards on the issue of consolidation by the arbitration tribunal constituted hereunder, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all Disputes in the consolidated proceeding.
11.3. Exceptional Court Jurisdiction. The Parties are fully aware of all terms and effects of the arbitration clause set forth herein, and irrevocably agree that any Disputes shall be solely referred to arbitration. Without prejudice to validity of the arbitration clause, however, the Parties hereby elect the courts in the Judicial District of São Paulo, state of São Paulo, Brazil, as the exclusive forum for pursuing any enjoining or other conservatory measures of a preventive nature to secure the arbitration to be initiated or already in progress between the Parties and/or to ensure the existence and enforceability of the arbitration proceedings.
11.4. Award. The arbitral award shall be final and binding upon the parties, and not subject to any appeal, to the fullest extent permitted by applicable Law, and shall deal with — but not be limited to — the question of liability for administrative costs of arbitration, arbitrators’ fees and all matters related thereto. The arbitrators may at their discretion award costs, including legal fees, to the prevailing and/or defeated Party or Parties, which shall be limited to 10% over the amount of the award granted to winning party. Decisions of the arbitrators shall be in writing and shall set forth the reasons therefore, and, to the extent applicable, the manner in which the amount of the award was calculated. Any monetary award arising from the arbitration proceedings may include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award, until paid in full, at a rate to be fixed by the arbitrators.

IN WITNESS WHEREOF, each of the Parties hereto has executed, or caused this Agreement to be duly executed by its respective authorized representatives, in 4 (four) counterparts of identical form and content.

/s/ Alan Boyce INTERNATIONAL FARMLAND HOLDINGS LLC

/s/ Leonardo Raúl Berridi ADECO BRASIL PARTICIPAÇÕES LTDA.

/s/ Paulo Albert Weyland Barbosa Vieira PAULO ALBERT WEYLAND BARBOSA VIEIRA

/s/ Marcelo Weyland Barbosa Vieira MARCELO WEYLAND BARBOSA VIEIRA

/s/ Mário Jorge De Lemos Vieira MÁRIO JORGE DE LEMOS VIEIRA

/s/ Corina De Almeida Leite CORINA DE ALMEIDA LEITE
WITNESSES:

1.	/s/	[ILLEGIBLE]
[ILLEGIBLE] [ILLEGIBLE]

2.	/s/	[ILLEGIBLE]
[ILLEGIBLE] [ILLEGIBLE]

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